                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                                   Axonyx Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    05461R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 8, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

    /  /  Rule 13d-1(b)

    / x/  Rule 13d-1(c)

    /  /  Rule 13d-1(d)

--------
     1 The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 2 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   3,111,150 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                3,111,150 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,111,150 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.8%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 3 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,218,865 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,218,865 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,218,865 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 4 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   2,098,583 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                2,098,583 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,098,583 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     3.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 5 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   84,432 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                84,432 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     84,432 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .2%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 6 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   75,800 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                75,800 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     75,800 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 7 of 16 Pages
---------------------------                            -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /x/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   75,800 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                75,800 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     75,800 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .1%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 8 of 16 Pages
---------------------------                            -------------------------

Item 1(a).  Name of Issuer:

            Axonyx Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            500 Seventh Avenue, 10th Floor
            New York, New York 10018

Item 2(a).  Name of Person Filing:

            This  Schedule  13G is  jointly  filed by William  S.  Fagan,  Fagan
            Capital,  Inc.  ("Fagan  Capital"),  Laura A. Fagan,  James  Dvorak,
            Lucrum   Partners,   LP  ("Lucrum   Partners")  and  Lucrum  Capital
            Management, LLC ("Lucrum Management") (collectively,  the "Reporting
            Persons").  Because of each  Reporting  Person's  relationship  with
            Fagan Capital or any of its affiliates, the Reporting Persons may be deemed a "group"  for  purposes of Section  13(d) of the  Securities
            Exchange Act of 1934,  as amended.  Each of the  Reporting  Persons, however,  disclaims  beneficial  ownership of the shares held by the other  Reporting  Persons,  except to the extent of his,  her or its pecuniary interest therein.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The principal  address of each of the Reporting Persons is c/o Fagan
            Capital,  Inc., 5201 N. O'Connor  Blvd.,  Suite 440,  Irving,  Texas
            75039.

Item 2(c).  Citizenship:

            Fagan  Capital  is  organized  under the laws of the State of Texas.
            Lucrum  Partners and Lucrum  Management are organized under the laws of the State of Delaware. William S. Fagan, Laura A. Fagan and James
            Dvorak are citizens of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

            05461R101

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/     Not Applicable

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                      Page 9 of 16 Pages
---------------------------                            -------------------------

     (a)  / /  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  / /  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d)  / /  Investment  company  registered under Section 8 of the Investment
               Company Act.

     (e)  / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f)  / /  An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b)(1)(ii)(F).

     (g)  / /  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G).

     (h)  / /  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act.

     (i)  / /  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

1.   William S. Fagan

     (a)  Amount beneficially owned:

          3,111,150 shares*

     (b)  Percent of class:

          5.8% (based on 53,665,518 shares  outstanding as reported in Issuer's
               Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               3,111,150 shares*

          (ii) Shared power to vote or to direct the vote

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 10 of 16 Pages
---------------------------                            -------------------------

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

               3,111,150 shares*

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

2.   Fagan Capital

     (a)  Amount beneficially owned:

          1,218,865 shares*

     (b)  Percent of class:

          2.3% (based on 53,665,518  shares  outstanding as reported in Issuer's
               Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               1,218,865 shares*

          (ii) Shared power to vote or to direct the vote

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

               1,218,865 shares*

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

* Mr. Fagan is the beneficial  owner of 3,111,150  shares of Common Stock of the
Issuer  consisting  of 1,218,865  shares of Common Stock  beneficially  owned by
Fagan  Capital and 1,892,285  shares of Common Stock owned by Mr.  Fagan.  Fagan
Capital  entered  into a  management  agreement  with the  record  holder of the
1,218,865   shares   beneficially   owned  by  Fagan  Capital  (the  "Management
Agreement").  The Management Agreement provides that Fagan Capital has the right
to  make   investment  and  voting   decisions  with  respect  to  such  shares.
Accordingly,  Mr. Fagan and Fagan Capital have sole voting and dispositive power with respect to such shares. Mr. Fagan has the sole power to vote and to dispose of the  1,892,285  shares  of  Common  Stock he  owns.  Mr.  Fagan's  beneficial ownership  reported herein does not include shares of Common Stock held by Laura
A. Fagan, spouse of Mr. Fagan.

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 11 of 16 Pages
---------------------------                            -------------------------

3.   Laura A. Fagan

     (a)  Amount beneficially owned:

          2,098,583 shares**

     (b)  Percent of class:

          3.9% (based on 53,665,518 shares  outstanding as reported in Issuer's
               Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               2,098,583 shares**

          (ii) Shared power to vote or to direct the vote

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

               2,098,583 shares**

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

** Does not  include  shares of Common  Stock of the  Issuer  held by William S.
Fagan, spouse of Mrs. Fagan.

4.   James Dvorak

     (a)  Amount beneficially owned:

          84,432 shares***

     (b)  Percent of class:

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 12 of 16 Pages
---------------------------                            -------------------------

          .2%    (based on 53,665,518 shares outstanding as reported in Issuer's
                 Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               84,432 shares***

          (ii) Shared power to vote or to direct the vote

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

               84,432 shares***

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

5.   Lucrum Partners

     (a)  Amount beneficially owned:

          75,800 shares***

     (b)  Percent of class:

          .1%  (based on 53,665,518  shares  outstanding as reported in Issuer's
               Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               75,800 shares***

          (ii) Shared power to vote or to direct the vote

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 13 of 16 Pages
---------------------------                            -------------------------

               75,800 shares***

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

6.   Lucrum Management

     (a)  Amount beneficially owned:

          75,800 shares***

     (b)  Percent of class:

          .1%  (based on 53,665,518  shares  outstanding as reported in Issuer's
               Form 10-K filed with the SEC on March 16, 2005)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               75,800 shares***

          (ii) Shared power to vote or to direct the vote

               0 shares

          (iii)Sole power to dispose or to direct the disposition of

               75,800 shares***

          (iv) Shared power to dispose or to direct the disposition of

               0 shares

*** Mr. Dvorak is the  beneficial  owner of 84,432 shares of Common Stock of the
Issuer  consisting of 75,800 shares of Common Stock owned by Lucrum Partners and
8,632  shares of Common  Stock  owned  directly  by Mr.  Dvorak.  As the General
Partner of Lucrum Partners,  Lucrum Management may be deemed to beneficially own the 75,800  shares owned by Lucrum  Partners.  As the Managing  Member of Lucrum
Management,  which in turn is the General Partner of Lucrum Partners, Mr. Dvorak may be deemed to  beneficially  own the 75,800 shares owned by Lucrum  Partners.
Mr.  Dvorak has the sole  power to vote and to  dispose  of the 75,800 shares of
Common  Stock  owned by Lucrum  Partners by virtue of his  position  with Lucrum
Management.

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 14 of 16 Pages
---------------------------                            -------------------------

Item 5.   Ownership of Five Percent or Less of a Class.

          If this  statement  is being  filed to report  the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Pursuant  to  the  Management  Agreement,  the  record  holder  of the
          1,218,865  shares of Common Stock  beneficially owned by Fagan Capital and Mr.  Fagan has the right to  receive  and the power to direct  the receipt of  dividends  from,  or the  proceeds  from the sale of, such shares.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being  Reported on by the Parent  Holding  Company or Control
          Person.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          See Exhibit A.

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certifications.

          By  signing  below I certify  that,  to the best of my  knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 15 of 16 Pages
---------------------------                            -------------------------

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:    March 18, 2005                 Fagan Capital, Inc.

                                         By: /s/ William S. Fagan
                                             -------------------------------
                                             Name: William S. Fagan
                                             Title: President

                                         /s/ William S. Fagan
                                         -----------------------------------
                                         William S. Fagan

                                         /s/ Laura A. Fagan
                                         -----------------------------------
                                         Laura A. Fagan

                                         /s/ James Dvorak
                                         -----------------------------------
                                         James Dvorak

                                         Lucrum Partners, LP

                                         By: Lucrum Capital Management, LLC,
                                             its General Partner

                                         By: /s/ James Dvorak
                                             -------------------------------
                                             Name: James Dvorak
                                             Title: Managing Member

                                        Lucrum Capital Management, LLC

                                        By: /s/ James Dvorak
                                            --------------------------------
                                            Name: James Dvorak
                                            Title: Managing Member

---------------------------                            -------------------------
CUSIP No. 05461R101                  13G                     Page 16 of 16 Pages
---------------------------                            -------------------------

                                    EXHIBIT A

                      AGREEMENT TO FILE JOINT SCHEDULE 13G

          Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange
Act of 1934, the undersigned hereby agree that only one statement containing the information  required on this Schedule 13G, and all amendments thereto,  need be filed with respect to  beneficial  ownership by each of the  undersigned  of the shares of common stock of Axonyx Inc., and that such statement shall be filed on behalf of each of them.

          This Agreement may be executed in any number of counterparts,  each of which shall be deemed an original.

Dated:    March 18, 2005                 Fagan Capital, Inc.

                                         By: /s/ William S. Fagan
                                             -------------------------------
                                             Name: William S. Fagan
                                             Title: President

                                         /s/ William S. Fagan
                                         -----------------------------------
                                         William S. Fagan

                                         /s/ Laura A. Fagan
                                         -----------------------------------
                                         Laura A. Fagan

                                         /s/ James Dvorak
                                         -----------------------------------
                                         James Dvorak

                                         Lucrum Partners, LP

                                         By: Lucrum Capital Management, LLC,
                                             its General Partner

                                         By: /s/ James Dvorak
                                             -------------------------------
                                             Name: James Dvorak
                                             Title: Managing Member

                                        Lucrum Capital Management, LLC

                                        By: /s/ James Dvorak
                                            --------------------------------
                                            Name: James Dvorak
                                            Title: Managing Member